Exhibit 10.1

CONSULTING AGREEMENT

This agreement is made by and between Triangle Petroleum Corporation, having its principal office at 521 3rd Avenue S.W., Suite 1110, Calgary, AB, Canada, T2P 3T3 (hereinafter referred to as the “COMPANY” or “Client”), and Parabolic, LLC having its principal office at 100 Crescent Court, Suite 700, Dallas, TX 75201 with office in California (the “CONSULTANT”).

In consideration of the mutual promises contained herein and on the terms and conditions hereinafter set forth, the Company and Consultant agree as follows:

1.            PROVISION OF SERVICES: Consultant will conduct a market management program for Triangle Petroleum Corp. (“TPLM”) for November of 2006 following the receipt by Consultant of the compensation set forth in paragraph 2 hereunder. It is understood that Client is interested in introducing TPLM to the investment community. By this agreement, Client is retaining Consultant to engage in a market management campaign designed to publicize TPLM as set forth in the following paragraphs of this agreement.

A) Consultant shall, to the extent reasonably required, develop and coordinate a program to increase public awareness of TPLM, particularly among the investment community, which program may include proprietary services to be rendered by the Consultant and/or third parties. Services provided by Consultant may include all or part of the following: email news release to a huge subscriber base comprised of investors, brokers, and financiers interested in small cap and micro-cap companies, networking, and other proprietary methods.

(B) Consultant shall use its best effort to perform under this agreement, and for this purpose consultant shall, at all times, maintain or keep and make available qualified persons or a network of qualified outside professionals for the performance of its obligations under this agreement.

2.            COMPENSATION

(A)
The total cost for the Consultant’s services is $250,000 (US Funds), as payment for the consulting agreement. At Client’s option, five (5) months of services (January through May of 2007) may be added for an additional $250,000 (US Funds).

(B)
Client understands and agrees that the compensation paid to consultant is earned by consultant upon receipt. The compensation paid to consultant under this agreement is solely an inducement for consultant to accept this engagement on Clients’ behalf.  Client further understands and agrees that the compensation paid to consultant is not returnable or refundable under any circumstances, including any claim made by client that the services contracted for were not performed or were not of value sufficient to warrant the compensation paid to consultant.

3.             LIABILITY; INDEMNIFICATION

(A) The Company shall indemnify, save harmless and defend Consultant and its officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its status or activities as a consultant to the Company hereunder, except for any loss , damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of Consultant’s duties hereunder.

(B) Consultant shall indemnify, save harmless and defend the Company and its officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, willful malfeasance, bad faith or gross negligence in the performance of Consultant’s duties hereunder.

4.            STATUS OF CONSULTANT

Consultant shall at all time be an independent contractor of the Company and, except as expressly provided or authorized by this Agreement, shall have no authority to act for or represent the Company. The Company acknowledges that the Consultant may, from time to time, subcontract the performance of certain of its services hereunder to third parties, in which event the Consultant shall be responsible for the timely and professional performance of such services as if the Consultant had provided same.

5.            OTHER ACTIVITIES OF CONSULTANT

The Company recognizes that Consultant now renders and may continue to render management and other services to other companies, which may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services and the Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

6.            TERMS

(A)	Consulting agreement will become effective upon receipt of signed contract and payment.

(B)	TPLM hereby authorizes and agrees to allow Contractor or third parties to republish any and all of its press releases.

(C)	Contractor agrees to have an Officer of the Company sign-off on any materials Contractor intends to send out.

7.            IN GENERAL

This agreement sets forth the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussions, agreements and understandings of any nature between them with respect thereto. This agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made to be performed entirely within such State.

IN WITNESS WHEREOF, The parties have caused this agreement to be signed by their respective officers or representatives duly authorized on this 1st day of November, 2006.

/s/ ADAM GILLMAN
Parabolic, LLC

Client:

/s/ MARK GUSTAFSON
Signature

Mark Gustafson, President and CEO
Printed Name